Exhibit 99.1

Contact:

William J. Dawson

Cerus Corporation

(925) 288-6053

CERUS CORPORATION ANNOUNCES THIRD QUARTER RESULTS

CONCORD, Calif., November 9, 2004 — Cerus Corporation (Nasdaq: CERS) today announced results for the third quarter ended September 30, 2004.

Revenue for the third quarter of 2004 was $3.5 million, up from $2.9 million for the same period last year.  Total operating expenses for the third quarter of 2004 were $7.6 million, down from $16.0 million for the same period last year primarily due to the effects of the company’s restructuring and its efforts to bring spending in support of the INTERCEPT Blood System programs into balance with available funding from external sources.  Net loss for the third quarter of 2004 was $5.1 million, or 23 cents per share, compared to $14.2 million, or 64 cents per share, for the same period last year.

Revenue for the nine months ended September 30, 2004 was $11.0 million, up from $6.1 million for the same period last year, primarily due to substantial funding from the U.S. Armed Forces in the first half of 2004.  Total operating expenses for the nine months ended September 30, 2004 were $33.4 million, down from $51.0 million for the same period last year.  Net loss for the nine months ended September 30, 2004 narrowed to $25.8 million, or $1.17 per share, compared to $48.1 million, or $2.61 per share, for the same period last year.

At September 30, 2004, the company had cash, cash equivalents and short-term investments of $89.6 million. Loan principal and accrued interest under a credit facility with Baxter Capital Corporation is classified as a current liability on the balance sheet, due to a dispute concerning the timing of repayment.

Subsequent to the end of the third quarter, the company received a cash payment of $7.5 million from BioOne Corporation relating to its agreement with the company and subsidiaries of Baxter International Inc. for the commercialization of the INTERCEPT Blood System for platelets in Japan and certain other Asian countries.  In October 2004, the U.S. Armed Forces awarded the company a $5.9 million cooperative agreement for vaccine development, which it expects to recognize over the next two years.

The company believes cash resources are now sufficient to carry Cerus through at least mid-2006, irrespective of how the Baxter loan dispute is resolved.

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. EDT today. Interested parties can access a live Internet broadcast at http://www.cerus.com/pages/IR/wc.html. For those unable to listen to the live broadcast, the call will be archived at www.cerus.com.

ABOUT CERUS

Cerus Corporation is developing novel technologies to provide safer and more effective therapeutic options to patients in areas with substantial unmet medical needs, particularly within the fields of cancer, infectious disease and blood safety.  The Concord, California-based company is combining its proprietary vector technologies with public domain and proprietary antigens to develop new therapies for cancer and infectious disease.  Cerus has two therapeutic cancer vaccine products in development using its Listeria vector technology, one in collaboration with MedImmune, Inc. and the other with Johns Hopkins University.  Cerus also is collaborating with subsidiaries of Baxter International Inc. on the INTERCEPT Blood System, which is designed to enhance the safety of donated blood components by inactivating viruses, bacteria and other pathogens.  The INTERCEPT Blood System is based on the company’s Helinx technology for controlling biological replication.  The INTERCEPT Blood System for platelets is approved for use in the European Union, and is being developed for commercialization in Japan and certain other Asian countries by BioOne Corporation.

Helinx is a trademark of Cerus Corporation.

Baxter and INTERCEPT Blood are trademarks of Baxter International Inc.

Statements in this news release regarding potential efficacy of products, product development and commercial potential, possible outcomes of the loan dispute, the availability of cash resources to fund operating expenses and capital needs and the company’s relationship with subsidiaries of Baxter International Inc. and BioOne Corporation are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of our clinical trials and other development activities, market acceptance of our products, actions by regulatory authorities at any stage of the development process, the availability of governmental or third party reimbursement for the use of our products, the size of the markets for our products, our reliance on our relationship with Baxter, competitive conditions, manufacturing capabilities, our successful completion of our product components’ commercial design, our ability to demonstrate a sufficient shelf life of our product components, development and testing of additional configurations of our products, product liability, our limited operating history, additional financing activities, protection of our intellectual property rights, volatility in our stock price, legal proceedings, on-going compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other factors discussed in the company’s Form 10-Q for the third quarter of fiscal 2004, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

CERUS CORPORATION

SELECTED UNAUDITED FINANCIAL INFORMATION

Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(in thousands, except per share information)	September 30,		September 30,
	2004	2003	2004	2003

Revenue	$3,539	$2,868	$10,952	$6,140

Operating expenses:
Research and development	5,190	13,400	22,578	42,847
General and administrative	1,989	2,587	7,951	8,105
Restructuring	396	—	2,861	—
Total operating expenses	7,575	15,987	33,390	50,952
Loss from operations	(4,036)	(13,119)	(22,438)	(44,812)
Interest and other income (expense), net	(1,024)	(1,089)	(3,363)	(3,327)
Net loss	(5,060)	(14,208)	(25,801)	(48,139)

Net loss per share - basic and diluted	($0.23)	($0.64)	($1.17)	($2.61)
Shares used in computing net loss per share - basic and diluted	22,166	22,031	22,121	18,459

Condensed Balance Sheets	September 30,	December 31,
(in thousands)	2004	2003

Cash, cash equivalents and short-term investments	$89,587	$110,010
Accounts receivable from a related party	15	8
Accounts receivable and other current assets	4,603	5,736
Furniture and equipment, net	837	2,553
Other assets	1,261	156

Total assets	$96,303	$118,463

Accounts payable to a related party	$682	$3,156
Current loan and interest payable to a related party	60,109	55,834
Other current liabilities	8,513	6,945
Stockholders’ equity	26,999	52,528

Total liabilities and stockholders’ equity	$96,303	$118,463